CERTIFICATE OF INCORPORATION

                                       OF

                           MEDLINK INTERNATIONAL, INC.

                                     * * * *


FIRST: The name of the corporation is MedLink International, Inc. (the "Corporation").

SECOND: The address of its registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares which the Corporation is authorized to issue is two hundred and five million (205,000,000), divided into classes as follows:

         A. One Hundred Fifty million (150,000,000) shares of Class A Common Stock, $.001 par value per share (hereinafter called the "Class A Common Stock");

         B. Fifty million (50,000,000) shares of Class B Common Stock, $.001 par value per share (hereinafter called the "Class B Common Stock"); and

         C. Five million (5,000,000) shares of preferred stock, $.001 par value per share, to be issued in series (the "Preferred Stock").

                  The  following  is a  statement  of the  designations  and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

                  CLASS A COMMON STOCK

                  VOTING. The holders of the Class A Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

                  DIVIDENDS. Dividends may be declared and paid on the Class A Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

                  LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock will be entitled to receive all assets of the Corporation available for distribution to its Class A stockholders.

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                  CLASS B COMMON STOCK

                  VOTING.   The  shares  of  Class  B  Common   Stock  shall  be
                  non-voting.

                  DIVIDENDS AND LIQUIDATION. Each share of Class B Common Stock has the same dividend and liquidation powers, privileges and rights as one (1) share of Class A Common Stock.

                  PREFERRED STOCK

                  The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation Law.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

SEVENTH: The name and address of the sole incorporator is: Chris E. Celano,  c/o
         Ellenoff Grossman & Schole LLP, 370 Lexington Avenue, 19th Floor, New York, NY 10017

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         I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 6th day of October, 2005.


                                          /s/ Chris E. Celano

                                          Chris E. Celano, Esq.
                                          Ellenoff Grossman & Schole LLP
                                          370 Lexington Avenue, 19th Floor
                                          New York, NY 10017